                                  EXHIBIT 4.4
                                  -----------

                            CERTIFICATE OF AMENDMENT

                                       OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              ARISTOTLE SUB, INC.


     ARISTOTLE SUB, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that it is declared to be advisable that the Corporation amend its Certificate of Incorporation in accordance with Schedule A attached
                                                         ----------
     hereto and that a meeting of the Stockholders of the Corporation shall be held to consider such amendment.

     SECOND: That thereafter, this Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly adopted by the Stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, notice of such adoption by the required percentages of each class of capital stock having been given, in accordance with Section 228(d), to each Stockholder who did not execute a written consent to such adoption.

     IN WITNESS WHEREOF, Aristotle Sub, Inc. has caused this Certificate to be signed by John Crawford, its President, this 30th day of August, 1995.

                             ARISTOTLE SUB, INC.

                                /s/John Crawford
                             By --------------------------------------------
                                John Crawford
                                Its President

                                   SCHEDULE A
                                   ----------

     1. The words and numbers "one hundred twenty two thousand six hundred ninety (122,690)" in the first sentence of the second paragraph of Article 4 shall be deleted and "one hundred twenty two thousand six hundred ninety one (122,691)" shall be inserted in its place and stead.

     2.   The definition of the "Dividend Termination Date" set forth in Section
                                                                         -------
2 shall be deleted in its entirety and the following shall be inserted in its
-
place and stead:

As used in this Certificate of Incorporation, the "Dividend Termination Date" for any share of (a) Series A Preferred Stock, means April 12, 1997; and (b) for any other share of Preferred Stock, means the later of (i) the Put Right Commencement Date (as hereinafter defined) or (ii) the first date upon which The Aristotle Corporation ("Aristotle") has sufficient audited financial statements in order to satisfy the requirements for filing a registration statement under the federal securities laws pursuant to which shares of Common Stock of Aristotle can be registered for sale.

     3.   The first paragraph of Section 4 shall be deleted in its entirety and
                                 ---------
the following shall be inserted in its place and stead:

On the earlier of an "Acceleration Event" (as hereinafter defined) or at any time after (a) April 12, 1996 with respect to the 70,000 shares of Series A Preferred Stock, (b) April 12, 1997 with respect to 52,691 shares of Series A Preferred Stock, and the Series B Preferred Stock and (c) April 12, 1998 with respect to the Series C Preferred Stock (each such date being a "Put Right Commencement Date"), and before the date three (3) years after the applicable Put Right Commencement Date (the "Put Right Termination Date"), each holder of Series A, B or C Preferred Stock shall have the right to sell and the Corporation shall have the obligation to purchase, any or all of such Series A, B or C Preferred Stock for $10 per share plus any accrued and unpaid dividends thereon (each such right being a "Put Right"); provided, however, that in order for the holder to exercise such Put Right, the holder shall sell a number of each of the Series A, B and C Preferred Stock of The Aristotle Corporation, issued to the holder on April 11, 1994, which is equal to the number of Series A, B and C Preferred Stock with respect to which the holder is exercising the Put Right, to The Aristotle Corporation for a purchase price of $.001 per share. The Put Right may be exercised after the Put Right Commencement Date until the Put Right Termination Date.

     Notwithstanding anything herein to the contrary, no holder of Series A Preferred Stock shall, prior to April 12, 1997, exercise the Put Right (whether at one time or from time to time) as to such number of shares of Series A Preferred Stock, which exceeds the product of 70,000, times a fraction, the
                                                      -----
numerator of which is the number of shares of Series A Preferred Stock held of record by such holder as of July 1, 1995 and the denominator of which is 122,691.